The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these notes has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these notes, nor are they soliciting an offer to buy these notes, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 9, 2020

Pricing Supplement No. 2020—USNCH4590 to Product Supplement No. EA-02-08 dated February 15, 2019,

Underlying Supplement No. 8 dated February 21, 2019, Prospectus Supplement and Prospectus each dated May 14, 2018

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-224495 and 333-224495-03

Dated June-----, 2020

Citigroup Global Markets Holdings Inc. $---- Step Down Trigger Autocallable Notes

Linked to the Least Performing of the EURO STOXX® Banks Index, the Common Stock of Amazon.com, Inc. and the Common Stock of Starbucks Corporation Due On or About June 13, 2023

All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.

Investment Description

The Step Down Trigger Autocallable Notes (the “notes”) are unsecured, unsubordinated debt obligations of Citigroup Global Markets Holdings Inc. (the “issuer”), guaranteed by Citigroup Inc. (the “guarantor”), linked to the least performing of the EURO STOXX® Banks Index, the common stock of Amazon.com, Inc. and the common stock of Starbucks Corporation (each, an “underlying”).  We also refer to the EURO STOXX® Banks Index as the “underlying index” and each of the common stock of Amazon.com, Inc. and the common stock of Starbucks Corporation as “underlying shares.” If the closing value of the least performing underlying is greater than or equal to its respective initial underlying value on any valuation date prior to the final valuation date, or greater than or equal to its respective downside threshold on the final valuation date, we will automatically call the notes and pay you a call price equal to the stated principal amount per note plus a call return based on the call return rate.  The call return increases the longer the notes are outstanding, as described below, based on a fixed call return rate per annum.  However, if by maturity the notes have not been called and the closing value of the least performing underlying is less than its downside threshold on the final valuation date, you will receive less than the stated principal amount of your notes, and possibly nothing, at maturity, resulting in a loss that is proportionate to the decline in the closing value of the least performing underlying from the strike date to the final valuation date, up to a 100% loss of your investment.  On each valuation date, the least performing underlying is the underlying with the lowest underlying return as of that valuation date.

Investing in the notes involves significant risks.  You may lose a substantial portion or all of your initial investment.  The stated payout on the notes is based solely on the performance of the least performing underlying.  You will not benefit in any way from the performance of the better performing underlying.  You will therefore be adversely affected if any underlying performs poorly, regardless of the performance of the other underlyings.  You will not receive dividends or other distributions paid on the underlying shares or any stocks included in the underlying index.  The notes do not pay interest.  The contingent repayment of the stated principal amount plus a call return applies only if you hold the notes to maturity.  Any payment on the notes, including any repayment of the stated principal amount, is subject to the creditworthiness of the issuer and the guarantor and is not, either directly or indirectly, an obligation of any third party. If the issuer and the guarantor were to default on their payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.

Features	Key Dates

❑	Call Return — We will automatically call the notes for a call price equal to the stated principal amount plus a call return based on the call return rate if the closing value of the least performing underlying is greater than or equal to its respective initial underlying value on any valuation date (beginning one year after issuance) prior to the final valuation date or greater than or equal to its respective downside threshold on the final valuation date. The call return increases the longer the notes are outstanding, based on a fixed call return rate per annum. If the notes are not called, investors will have full downside market exposure to the least performing underlying at maturity.
❑	Downside Exposure — If you hold the notes to maturity and the notes have not been called on any valuation date, including the final valuation date, that will necessarily mean that the closing value of the least performing underlying is less than its downside threshold on the final valuation date and we will pay you less than the stated principal amount of your notes, and possibly nothing, at maturity. The resulting loss will be proportionate to the full negative underlying return of the least performing underlying. Any payment on the notes is subject to the creditworthiness of the issuer and guarantor. If the issuer and the guarantor were to default on their obligations, you might not receive any amounts owed to you under the notes and you could lose your entire investment.

Strike date	June 8, 2020
Trade date[1]	June 9, 2020
Settlement date [1,2]	June 12, 2020
Valuation dates [1,3] (See “Call Settlement Dates and Call Returns/Call Prices for the Offering of the Notes” on page PS-6)	Annually, beginning after one year
Final valuation date[1,3]	June 8, 2023
Maturity date	June 13, 2023
[1]	Expected
[2]	See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
[3]	See page PS-4 for additional details.

NOTICE TO INVESTORS: The notes are significantly riskier than conventional debt INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE NOTES AT MATURITY, AND the notes CAN have downside MARKET risk SIMILAR TO the LEAST PERFORMING UNDERLYING. This MARKET risk is in addition to the CREDIT risk INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP GLOBAL MARKETS HOLDINGS INC. THAT IS GUARANTEED BY CITIGROUP INC.  You should not PURCHASE the notes if you do not understand or are not comfortable with the significant risks INVOLVED in INVESTING IN the notes.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-7 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-7 OF THE ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY NOTES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR NOTES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE NOTES.  THE NOTES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Notes Offering

We are offering Step Down Trigger Autocallable Notes Linked to the Least Performing of the EURO STOXX® Banks Index, the Common Stock of Amazon.com, Inc. and the Common Stock of Starbucks Corporation. Any payment on the notes will be determined by the performance of the least performing underlying.  The call return rate, initial underlying values and downside thresholds will be determined on the strike date. The notes are our unsecured, unsubordinated debt obligations, guaranteed by Citigroup Inc., and are offered for a minimum investment of 100 notes at the issue price described below.

Underlyings	Call Return Rate	Initial Underlying Values	Downside Thresholds	CUSIP/ISIN
EURO STOXX® Banks Index (Ticker: SX7E)	16.40% per annum	70.45	42.27, which is 60% of the applicable initial underlying value	17327Y642 / US17327Y6427
Common Stock of Amazon.com, Inc. (Ticker: AMZN)		$2,524.06	$1,514.44, which is 60% of the applicable initial underlying value
Common Stock of Starbucks Corporation (Ticker: SBUX)		$83.56	$50.14, which is 60% of the applicable initial underlying value

See “Additional Terms Specific to the Notes” in this pricing supplement.  The notes will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Issue Price(1)	Underwriting Discount(2)	Proceeds to Issuer
Per note	$10.00	$0.09	$9.91
Total	$	$	$

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the trade date will be at least $9.055, which will be less than the issue price.  The estimated value of the notes is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) The underwriting discount is $0.09 per note. CGMI, acting as principal, expects to purchase from Citigroup Global Markets Holdings Inc., and Citigroup Global Markets Holdings Inc. expects to sell to CGMI, the aggregate stated principal amount of the notes set forth above for $9.91 per note. UBS Financial Services Inc. (“UBS”), acting as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes for $9.91 per note. UBS will receive an underwriting discount of $0.25 for each note it sells in this offering.  UBS proposes to offer the notes to the public at a price of $10.00 per note.  For additional information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting discount, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Terms Specific to the Notes

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.  The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement.  For example, certain events may occur that could affect your payment at maturity and/or whether the notes are automatically called prior to maturity.  These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index,” “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments”and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company,” and not in this pricing supplement.  The accompanying underlying supplement contains important disclosures regarding the EURO STOXX® Banks Index that are not repeated in this pricing supplement.  It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before you decide whether to invest in the notes.  Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, underlying supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant dates on the SEC website):

♦	Product Supplement No. EA-02-08 dated February 15, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002039/dp102379_424b2-psea0208par.htm

♦	Underlying Supplement No. 8 dated February 21, 2019:

https://www.sec.gov/Archives/edgar/data/200245/000095010319002215/dp102549_424b2-us8.htm

♦	Prospectus Supplement and Prospectus each dated May 14, 2018:

https://www.sec.gov/Archives/edgar/data/200245/000119312518162183/d583728d424b2.htm

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent.  We reserve the right to change the terms of, or reject any offer to purchase, the notes on or prior to the trade date.  The applicable agent will notify you in the event of any material changes to the terms of the notes, and you will be asked to accept such changes in connection with your purchase of the notes. You may also choose to reject such changes, in which case the applicable agent may reject your offer to purchase the notes.  References to “Citigroup Global Markets Holdings Inc.,” “Citigroup,” “we,” “our” and “us” refer to Citigroup Global Markets Holdings Inc. and not to any of its subsidiaries.  References to “Citigroup Inc.” refer to Citigroup Inc. and not to any of its subsidiaries.  In this pricing supplement, “notes” refers to the Step Down Trigger Autocallable Notes Linked to the Least Performing of the EURO STOXX® Banks Index, the Common Stock of Amazon.com, Inc. and the Common Stock of Starbucks Corporation that are offered hereby, unless the context otherwise requires.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours.  The description in this pricing supplement of the particular terms of the notes supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus.  You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities.  We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

Prospectus. The first sentence of “Description of Debt Securities—Events of Default and Defaults” in the accompanying prospectus shall be amended to read in its entirety as follows:

Events of default under the indenture are:

•	failure of Citigroup Global Markets Holdings or Citigroup to pay required interest on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to pay principal, other than a scheduled installment payment to a sinking fund, on any debt security of such series for 30 days;

•	failure of Citigroup Global Markets Holdings or Citigroup to make any required scheduled installment payment to a sinking fund for 30 days on debt securities of such series;

•	failure of Citigroup Global Markets Holdings to perform for 90 days after notice any other covenant in the indenture applicable to it other than a covenant included in the indenture solely for the benefit of a series of debt securities other than such series; and

•	certain events of bankruptcy or insolvency of Citigroup Global Markets Holdings, whether voluntary or not (Section 6.01).

Investor Suitability

The suitability considerations identified below are not exhaustive.  Whether or not the notes are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review “Summary Risk Factors” beginning on page PS-7 of this pricing supplement, “The EURO STOXX® Banks Index” beginning on page PS-15 of this pricing supplement, “Amazon.com, Inc.“ beginning on page PS-17 of this pricing supplement, “Starbucks Corporation“ beginning on page PS-19 of this pricing supplement, “Risk Factors Relating to the Securities” beginning on page EA-7 of the accompanying product supplement and “Equity Index Descriptions—The EURO STOXX® Banks Index” beginning on page US-37 of the accompanying underlying supplement.

The notes may be suitable for you if, among other considerations:
♦	You fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.
♦	You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.
♦	You understand and accept the risks associated with each of the underlyings.
♦	You believe the closing value of each underlying will be greater than or equal to its respective initial underlying value on any valuation date prior to the final valuation date, or you believe the closing value of each underlying will be greater than or equal to its downside threshold on the final valuation date.
♦	You can tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside fluctuations in the value of the least performing underlying.
♦	You understand that your return will be based on the performance of the least performing underlying and you will not benefit from the performance of the other underlyings.
♦	You are willing to hold notes that will be called on the earliest valuation date (beginning one year after issuance) on which the closing value of the least performing underlying is greater than or equal to its respective initial underlying value, and you are otherwise willing to hold such notes to maturity.
♦	You are willing to make an investment whose positive return is limited to the call return, regardless of the potential appreciation of the underlyings, which could be significant.
♦	You are willing to invest in the notes based on the call return rate indicated on the cover page of this pricing supplement.
♦	You are willing to invest in the notes based on the downside thresholds indicated on the cover page of this pricing supplement.
♦	You are willing and able to hold the notes to maturity, and accept that there may be little or no secondary market for the notes and that any secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the notes.
♦	You do not seek current income from your investment and are willing to forgo dividends or any other distributions paid on the underlying shares or stocks included in the underlying index for the term of the notes.
♦	You are willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, and understand that if Citigroup Global Markets Holdings Inc. and Citigroup Inc. default on their obligations, you might not receive any amounts due to you, including any repayment of the stated principal amount.
The notes may not be suitable for you if, among other considerations:
♦	You do not fully understand the risks inherent in an investment in the notes, including the risk of loss of your entire initial investment.
♦	You do not believe the closing value of each underlying will be greater than or equal to its respective initial underlying value on any valuation date prior to the final valuation date, or you believe the closing value of any underlying will be less than its respective downside threshold on the final valuation date, exposing you to the full downside performance of the least performing underlying.
♦	You require an investment designed to guarantee a full return of the stated principal amount at maturity.
♦	You do not understand or accept the risks associated with each of the underlyings.
♦	You cannot tolerate the loss of all or a substantial portion of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the least performing underlying.
♦	You seek an investment that participates in the full appreciation of the underlyings and whose positive return is not limited to the call return.
♦	You are unwilling to accept that your return will be based on the performance of the least performing underlying and you will not benefit from the performance of the other underlyings.
♦	You are unwilling to invest in the notes based on the call return rate indicated on the cover page of this pricing supplement.
♦	You are unwilling to invest in the notes based on the downside thresholds indicated on the cover page of this pricing supplement.
♦	You are unable or unwilling to hold notes that will be called on the earliest valuation date (beginning one year after issuance) on which the closing value of the least performing underlying is greater than or equal to its respective initial underlying value, or you are otherwise unable or unwilling to hold such notes to maturity.
♦	You seek an investment for which there will be an active secondary market.
♦	You seek current income from this investment or prefer to receive the dividends and any other distributions paid on the underlying shares or stocks included in the underlying index for the term of the notes.
♦	You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.
♦	You cannot tolerate fluctuations in the value of the notes prior to maturity that may be similar to or exceed the downside price fluctuations of the underlyings.
♦	You are not willing to assume the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. for all payments under the notes, including any repayment of the stated principal amount.

Indicative Terms
Issuer	Citigroup Global Markets Holdings Inc.
Guarantee	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Issue price	100% of the stated principal amount per note
Stated principal amount per note	$10.00 per note
Term	Approximately three years, unless called earlier
Strike date	June 8, 2020
Trade date[1]	June 9, 2020
Settlement date[1]	June 12, 2020. See “Supplemental Plan of Distribution” in this pricing supplement for additional information.
Final valuation date[1,2]	June 8, 2023
Maturity date[1]	June 13, 2023
Underlyings[1]	EURO STOXX® Banks Index (Ticker: SX7E) Common stock of Amazon.com, Inc. (Ticker: AMZN) Common stock of Starbucks Corporation (Ticker: SBUX)
Automatic call feature

The notes will be automatically called if the closing value of the least performing underlying is greater than or equal to its respective initial underlying value on any valuation date prior to the final valuation date or greater than or equal to its respective downside threshold on the final valuation date.

If the notes are automatically called, we will pay you on the applicable call settlement date a cash payment per $10.00 stated principal amount of each note equal to the call price for the applicable valuation date.

Valuation dates[1,2]	June 11, 2021 June 8, 2022 June 8, 2023 (the “final valuation date”).
Call settlement dates

Three (3) business days following the applicable valuation date, except that the call settlement date for the final valuation date is the maturity date.

See “Call Settlement Dates and Call Returns/Call Prices for the Offering of the Notes” on page PS- 6.

Call price	The call price will be calculated based on the following formula: $10.00 + applicable call return
Call return/call return rate

The call return increases the longer the notes are outstanding and will be based on the fixed call return rate of 16.40% per annum.

See “Call Settlement Dates and Call Returns/Call Prices for the Offering of the Notes” on page PS-6.

Payment at maturity (per $10.00 stated principal amount of notes)

If the notes are not called, the final underlying value of the least performing underlying will therefore necessarily be less than the applicable downside threshold on the final valuation date, and we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

$10.00 + ($10.00 × underlying return of the least performing underlying)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the least performing underlying declines.
Least performing underlying	On each valuation date, the underlying with the lowest underlying return as of that valuation date.
Underlying return	For any underlying on any valuation date, calculated as follows: current underlying value – initial underlying value initial underlying value
Downside threshold	For any underlying, 60.00% of its respective initial underlying value, as specified on the cover of this pricing supplement.
Initial underlying value	For any underlying, its closing value on the strike date, as specified on the cover page of this pricing supplement.
Current underlying value	For any underlying and any valuation date, the closing value of that underlying on that valuation date.
Final underlying value	For any underlying, its closing value on the final valuation date.
INVESTING IN THE NOTES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE A SUBSTANTIAL PORTION OR ALL OF YOUR INITIAL INVESTMENT. ANY PAYMENT ON THE NOTES IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER AND THE GUARANTOR. IF CITIGROUP GLOBAL MARKETS HOLDINGS INC. AND CITIGROUP INC. WERE TO DEFAULT ON THEIR OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE NOTES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 Expected. In the event that we make any changes to the expected trade date and settlement date, the valuation dates and maturity date may be changed to ensure that the stated term of the notes remains the same.

2 Subject to postponement as described under “Description of the Securities—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.

Investment Timeline

Strike date	The closing value of each underlying (its respective initial underlying value) is observed, the downside threshold for each underlying is set and the call return rate is determined.

Annually, beginning June 11, 2021 (if not previously called)

The notes will be automatically called if the closing value of the least performing underlying is greater than or equal to its respective initial underlying value on any valuation date prior to the final valuation date or greater than or equal to its respective downside threshold on the final valuation date.

If the notes are automatically called, we will pay the call price for the applicable valuation date, equal to the stated principal amount plus the applicable call return.

After the notes are automatically called, no further payments will be made on the notes.

Maturity date (if not previously called)

The final underlying value of each underlying is observed on the final valuation date.

If the notes are not called, the final underlying value of the least performing underlying will therefore necessarily be less than the applicable downside threshold on the final valuation date, and we will pay you a cash payment on the maturity date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative underlying return, equal to:

$10.00 + ($10.00 × underlying return of the least performing underlying)

Call Settlement Dates and Call Returns/Call Prices for the Offering of the Notes

Valuation Date	Call Settlement Date[1]	Call Return (Per $10 stated principal amount. Based on a call return rate of 16.40% per annum.)	Call Price (Per $10 stated principal amount)
June 11, 2021	June 16, 2021	16.40% of the stated principal amount	$11.64
June 8, 2022	June 13, 2022	32.80% of the stated principal amount	$13.28
June 8, 2023 (the “final valuation date”)	June 13, 2023 (the “maturity date”)	49.20% of the stated principal amount	$14.92

(1) The table above lists the scheduled call settlement date with respect to each valuation date. The actual call settlement date will be the third business day after the corresponding valuation date, except that the call settlement date with respect to the final valuation date will be the maturity date. If a valuation date (other than the final valuation date) is postponed as provided under “Description of the Securities— Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement, the actual call settlement date will be the third business day after that valuation date as postponed.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities.  The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with each underlying.  Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes.  You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-7 in the accompanying product supplement.  You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

♦	You may lose some or all of your investment — The notes differ from ordinary debt securities in that we will not necessarily repay the full stated principal amount of your notes at maturity. Instead, your return on the notes is linked to the performance of the least performing underlying and, if the notes are not automatically called, will depend on the extent to which the final underlying value of the least performing underlying is less than its downside threshold. If the notes are not automatically called on any of the valuation dates, which necessarily means that the final underlying value of the least performing underlying is less than its downside threshold, you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying value of the least performing underlying is less than its initial underlying value. There is no minimum payment at maturity on the notes, and you may lose up to all of your investment in the notes.

♦	The appreciation potential of the notes is limited — Your potential total return on the notes at maturity or upon earlier automatic call is limited to the call return, which will only be received if the notes are called. Because the call return increases the longer the notes have been outstanding and because the notes could be called as early as one year after the settlement date, you may not receive the call return associated with a later valuation date. You will not participate in any potential appreciation of the underlyings even though you may be subject to the full downside performance of the least performing underlying. As a result, the return on an investment in the notes may be significantly less than the return on a hypothetical direct investment in the underlyings.

♦	The notes are subject to the risks of all of the underlyings and will be negatively affected if any of the underlyings performs poorly, even if the other underlyings perform well — You are subject to risks associated with all of the underlyings. If any of the underlyings performs poorly, you will be negatively affected, even if the other underlyings perform well. The notes are not linked to a basket composed of the underlyings, where the better performance of one could ameliorate the poor performance of the other. Instead, you are subject to the full risks of whichever of the underlyings is the least performing underlying. Furthermore, the risk that the notes will not be called, and thus you will not receive the call price, and that you will lose some or all of your initial investment in the notes is greater if you invest in the notes as opposed to notes that are linked to the performance of a single underlying if their terms are otherwise substantially similar. With a greater total number of underlyings, it is more likely that an underlying will be below its initial underlying value or downside threshold on a valuation date or the final valuation date, as applicable, and therefore it is more likely that the notes will not be called and that at maturity, you will receive an amount in cash which is worth less than your principal amount.

♦	You will not benefit in any way from the performance of the better performing underlyings — The return on the notes depends solely on the performance of the least performing underlying, and you will not benefit in any way from the performance of the better performing underlyings. The notes may underperform a similar investment in all of the underlyings or a similar alternative investment linked to a basket composed of the underlyings, since in either such case the performance of the better performing underlying would be blended with the performance of the least performing underlying, resulting in a better return than the return of the least performing underlying.

♦	You will be subject to risks relating to the relationship among the underlyings — It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that they tend to increase or decrease at similar times and by similar magnitudes. By investing in the notes, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that one of the underlyings will perform poorly over the term of the notes. All that is necessary for the notes to perform poorly is for one of the underlyings to perform poorly; the performance of the underlyings that are not the least performing underlying is not relevant to your return on the notes. It is impossible to predict what the relationship among the underlyings will be over the term of the notes. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

♦	The repayment of principal plus a call return is contingent, and you will have full downside exposure to the least performing underlying if the final underlying value of the least performing underlying is less than its downside threshold — If the notes are not automatically called on any valuation date prior to the final valuation date and, on the final valuation date, the closing value of the least performing underlying is less than its initial underlying value but greater than its downside threshold, you will receive your stated principal amount plus the call return at maturity notwithstanding that the least performing underlying has declined from its initial underlying value. However, if the final underlying value of the least performing underlying on the final valuation date is below its downside threshold, the contingent repayment of principal plus a call return will not apply, and you will lose 1% of the stated principal amount of the notes for every 1% by which the final underlying value of the least performing underlying is less than its initial underlying value. The notes will have full downside exposure to the decline of the least performing underlying if the final underlying value of the least performing underlying is below its downside threshold. As a result, you may lose your entire investment in the notes. Further, this contingent repayment of principal plus a call return applies only if you hold the notes to maturity.  If you are able to sell the notes prior to maturity, you may have to sell them for a loss even if the value of the least performing underlying is greater than its downside threshold at that time. See “The value of the notes prior to maturity will fluctuate based on many unpredictable factors” below.

♦	The initial underlying values, which were set on the strike date, may be higher than the closing values of the underlyings on the trade date — If the closing value of any underlying on the trade date is less than the initial underlying value that was set on the strike date for that underlying, the terms of the notes may be less favorable to you than the terms of an alternative investment that may be available to you that offers a similar payout as the notes but with the initial underlying values set on the trade date.

♦	The notes do not pay interest — Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity or earlier automatic call. You should not invest in the notes if you seek current income during the term of the notes.

♦	Investing in the notes is not equivalent to investing in any underlying or the stocks that constitute the underlying index — You will not have voting rights, rights to receive any dividends or other distributions or any other rights with respect to any of the underlying shares or the stocks that constitute the underlying index. It is important to understand that, for purposes of measuring the performance of the underlyings, the values used will not reflect the receipt or reinvestment of dividends or distributions on any of the underlying shares or the stocks that constitute the underlying index. Dividend or distribution yield on the underlying shares or the stocks that constitute the underlying index would be expected to represent a significant portion of the overall return on a direct investment in the underlying shares or the stocks that constitute the underlying index, but will not be reflected in the performance of any of the underlyings as measured for purposes of the notes (except to the extent that dividends and distributions reduce the values of the underlyings). Moreover, unlike a direct investment in the underlyings, the appreciation potential of the notes is limited, as described above.

♦	The probability that the least performing underlying will fall below its downside threshold on the final valuation date will depend in part on the volatility of, and correlation among, the underlyings — “Volatility” refers to the frequency and magnitude of changes in the value of the underlyings. “Correlation” refers to the extent to which the underlyings tend to increase or decrease at similar times and by similar magnitudes. In general, the greater the volatility of the underlyings, and the lower the correlation among the underlyings, the greater the probability that one or the other of the underlyings will experience a large decline over the term of the notes and fall below its respective downside threshold on the final valuation date. The underlyings have historically experienced significant volatility, and as discussed above, the underlyings differ in significant ways and therefore may not be correlated. As a result, there is a significant risk that one or the other of the underlyings will fall below its respective downside threshold on the final valuation date and that you will incur a significant loss on your investment in the notes. The terms of the notes are set, in part, based on expectations about the volatility of, and correlation among, the underlyings as of the strike date. If expectations about the volatility of, and correlation among, the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual volatility of the underlyings prove to be greater than initially expected, or if the actual correlation among the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the strike date. In addition, for each additional underlying to which the notes are linked, there is a greater potential for one pair of underlyings to have low or negative correlation. Therefore, the greater the number of underlyings, the greater the potential for loss of principal at maturity.

♦	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. — Any payment on the notes will be made by Citigroup Global Markets Holdings Inc. and is guaranteed by Citigroup Inc., and therefore is subject to the credit risk of both Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive any payments that become due under the notes. As a result, the value of the notes prior to maturity will be affected by changes in the market’s view of our and Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in either of our or Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking either of our or Citigroup Inc.’s credit risk is likely to adversely affect the value of the notes.

♦	The performance of the notes will depend on the closing value of the least performing underlying solely on the valuation dates — The performance of the notes (including whether the notes are automatically called and, if they are not called, the amount of your payment at maturity) will depend on the closing value of the least performing underlying only on the valuation dates. You will not receive the stated principal amount of your notes at maturity if the closing value of the least performing underlying on the final valuation date is less than its downside threshold, even if the closing value of the least performing underlying is greater than its downside threshold on other days during the term of the notes. Moreover, your notes will be automatically called prior to maturity if the closing value of the least performing underlying is greater than or equal to its initial underlying value on any valuation date prior to the final valuation date, even if the closing value of the least performing underlying is less than its initial underlying value on other days during the term of the notes. Because the performance of the notes depends on the closing value of the least performing underlying on a small number of dates, the performance of the notes will be particularly sensitive to volatility in the closing values of the underlyings, particularly around the valuation dates. You should understand that the values of the underlyings have historically been highly volatile. See “The EURO STOXX® Banks Index,” “Amazon.com, Inc.” and “Starbucks Corporation” in this pricing supplement.

♦	The notes may be automatically called prior to maturity — Beginning one year after issuance, on any valuation date occurring annually during the term of the notes, the notes will be automatically called if the closing value of the least performing underlying on that valuation date is greater than or equal to its respective initial underlying value. Thus, the term of the notes may be limited to as short as one year. The earlier the notes are automatically called, the lower the amount of the call return you will receive. If the notes are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

♦	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity — The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

♦	The estimated value of the notes on the trade date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) the underwriting discount paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

♦	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the underlyings, dividend yields on the underlying shares or the stocks that constitute the underlying index and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes. Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

♦	The estimated value of the notes would be lower if it were calculated based on our secondary market rate — The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that we will pay to investors in the notes, which do not bear interest.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion.  As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

♦	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market — Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

♦	The value of the notes prior to maturity will fluctuate based on many unpredictable factors — As described under “Valuation of the Notes” below, the payout on the notes could be replicated by a hypothetical package of financial instruments consisting of a fixed-income bond and one or more derivative instruments. As a result, the factors that influence the values of fixed-income bonds and derivative instruments will also influence the terms of the notes at issuance and the value of the notes prior to maturity. Accordingly, the value of your notes prior to maturity will fluctuate based on the value and volatility of the underlyings and a number of other factors, including the price and volatility of the stocks that constitute the underlying index, the correlation among the underlyings, dividend yields on the underlying shares or the stocks that constitute the underlying index, interest rates generally, the volatility of the exchange rate between the U.S. dollar and the euro, the correlation between that exchange rate and the value of the EURO STOXX® Banks Index, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the values of the underlyings may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price. The stated payout from the issuer, including the call return, only applies if you hold the notes to maturity or earlier automatic call, as applicable.

♦	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

♦	The EURO STOXX® Banks Index is subject to risks associated with non-U.S. markets — Investments in securities linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

♦	The performance of the EURO STOXX® Banks Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar — The EURO STOXX® Banks Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX® Banks Index and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the notes, the performance of the EURO STOXX® Banks Index as measured for purposes of the notes will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the underlying stocks.

♦	The EURO STOXX® Banks Index is subject to concentrated risks associated with the banking industry — All or substantially all of the equity securities included in the EURO STOXX® Banks Index are issued by companies whose primary line of business is directly associated with the banking industry. As a result, the value of the notes may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issues. The performance of bank stocks may be affected by extensive governmental regulation, which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition. Competition among banking companies is high and failure to maintain or increase market share may result in lost market share. The factors could affect the banking industry and could affect the value of the equity securities included in the EURO STOXX® Banks Index during the term of the notes, which may adversely affect the value of your notes.

♦	Our offering of the notes is not a recommendation of any underlying — The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the least performing underlying is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlying shares or the stocks that constitute the underlying index or in instruments related to the underlyings or the stocks that constitute the underlying index, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the values of the underlyings in a way that has a negative impact on your interests as a holder of the notes.

♦	Single stock risk — The value of the underlying shares can rise or fall sharply due to factors specific to those underlying shares and the issuers of the underlying shares, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general stock market volatility and levels, interest rates and economic and political conditions. You, as an investor in the notes, should make your own investigation into the issuers of the underlying shares and the underlying shares for your notes. For additional information regarding the issuers of the underlying shares, please see the section “The Underlying Shares” in this pricing supplement and the issuers of the underlying shares’ SEC filings referred to in that section. We urge you to review financial and other information filed periodically by the issuers of the underlying shares with the SEC.

♦	Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the notes — Any such research, opinions or recommendations could affect the closing values of the underlyings and the value of the notes. Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. These and other activities of our affiliates or UBS or its affiliates may adversely affect the values of the underlyings and may have a negative impact on your interests as a holder of the notes. Investors should make their own independent investigation of the merits of investing in the notes and the underlyings to which the notes are linked.

♦	Trading and other transactions by our affiliates, or by UBS or its affiliates, may impair the value of the notes — We expect to hedge our exposure under the notes through CGMI or other of our affiliates, who may take positions directly in the underlying shares or in instruments, such as options, futures and/or swaps, the value of which is derived from the underlying shares or will likely enter into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the underlying index or the stocks included in the underlying index and may adjust such positions during the term of the notes.  It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the notes declines.  Our affiliates and UBS and its affiliates may also engage in trading in the underlying shares or in instruments linked or related to the underlyings on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Such trading and hedging activities may affect the values of the underlyings and reduce the return on your investment in the notes.  Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the underlyings.  By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the notes.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the notes.

♦	Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the underlying shares or the stocks that constitute the underlying index, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you. Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦	You will have no rights against the issuers of the underlying shares and you will not receive dividends on the underlying shares — As a holder of the notes, you will not be entitled to any rights with respect to the underlying shares or the issuers of the underlying shares, including voting rights and rights to receive any dividends or other distributions on the underlying shares, but you will be subject to all changes affecting the underlying shares. The issuers of the underlying shares are not involved in the offering of the notes in any way, and the issuers of the underlying shares do not have any obligation to consider your interests as a holder of notes.

♦	We have no affiliation with the issuers of the underlying shares and are not responsible for their public disclosures — We are not affiliated with the issuers of the underlying shares, and the issuers of the underlying shares are not involved in this offering of the notes in any way. Consequently, we have no control over the actions of the issuers of the underlying shares, including any corporate actions of the type that would require the calculation agent to adjust what you will receive at maturity. The issuers of the underlying shares do not have any obligation to consider your interests as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuers of the underlying shares.

In addition, as we are not affiliated with the issuers of the underlying shares, we do not assume any responsibility for the accuracy or adequacy of any information about the underlying shares or the issuers of the underlying shares contained in the public disclosures of the issuers of the underlying shares.  We have made no “due diligence” or other investigation into the issuers of the underlying shares.  As an investor in the notes, you should make your own investigation into the issuers of the underlying shares.

♦	Even if any issuer of any of the underlying shares pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, an adjustment will not be made under the terms of the notes for any cash dividend paid on any of the underlying shares unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing value of the applicable shares on the date of declaration of the dividend. Any dividend will reduce the closing value of the applicable underlying shares by the amount of the dividend per share. If the applicable issuer of any of the underlying shares pays any dividend for which an adjustment is not made under the terms of the notes, holders of the securities may be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦	The notes will not be adjusted for all events that could affect the value of the underlying shares — Certain events may occur during the term of the notes that have a dilutive effect on the value of the underlying shares or otherwise adversely affect the value of the underlying shares. The calculation agent will make certain adjustments for some of these events, as described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompany product supplement. However, an adjustment will not be made for all events that could have a dilutive or adverse effect on the underlying shares or their value, such as ordinary dividends, share repurchases, partial tender offers or additional public offerings of the underlying shares by the issuer of those underlying shares, and the adjustments that are made may not fully offset the dilutive or adverse effect of the particular event. Accordingly, the occurrence of any event that has a dilutive or adverse effect on the underlying shares may make it more likely that the closing value of the underlying shares declines below the downside threshold on the final valuation date, and in that case, reduce the value of the underlying shares that you would receive at maturity. Unlike an investor in the notes, a direct holder of the underlying shares may receive an offsetting benefit from any such event that may not be reflected in an adjustment to the terms of the notes, and so you may experience dilution or adverse consequences in a circumstance in which a direct holder would not.

♦	If any of the underlying shares are delisted, we may call the notes prior to maturity — If any of the underlying shares are delisted from their exchange (other than in connection with a reorganization event) and not then or immediately thereafter listed on a U.S. national securities exchange, we will have the right to call the notes prior to the maturity date. If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompany product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the notes and/or the total amount you would have received under the notes had you continued to hold your notes to maturity or earlier call.

♦	The notes may become linked to shares of issuers other than the original issuers of the underlying shares — In connection with certain reorganization events described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” in the accompany product supplement, the notes may become linked to shares of issuers other than the original issuers of the underlying shares. For example, if the issuer of any of the underlying shares enters into a merger agreement with another issuer that provides for holders of shares of those underlying shares to receive shares of the other issuer, the notes will become linked to such other shares upon consummation of the merger. In any such case, the closing value of those underlying shares will be determined by reference to the closing value of the other shares, and if the notes are not redeemed early and the final underlying value of the applicable underlying shares is less than the applicable downside threshold, you will receive such other shares at maturity. You may not wish to have investment exposure to the shares of any other issuers to which the notes may become linked and may not have bought the notes had they been linked to such other shares from the beginning.

♦	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes — If certain events occur, such as market disruption events, corporate events with respect to any underlying shares that may require a dilution adjustment, the delisting of any of the underlying shares or the discontinuance of the underlying index, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things, any level required to be determined under the notes. In addition, if certain events occur, CGMI will be required to make certain discretionary judgments that could significantly affect your payment at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event has occurred;

♦	if a market disruption event occurs on any valuation date, determining whether to postpone the valuation date;

♦	determining the values of the underlyings if the values of the underlyings are not otherwise available or a market disruption event has occurred;

♦	determining the appropriate adjustment to be made to the initial underlying value and downside threshold for each affected underlying shares upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦	if any of the underlying shares are delisted and we do not exercise our call right, determining whether to select successor shares and, if so, determining which shares to select as successor shares or selecting a successor underlying index or performing an alternative calculation of the value of the underlying index if the underlying index is discontinued or materially modified (see “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Delisting of an Underlying Company” and “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Discontinuance or Material Modification of an Underlying Index” in the accompanying product supplement).

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes.

♦	Adjustments to the underlying index may affect the value of your notes — STOXX Limited, as publisher of the EURO STOXX® Banks Index, may add, delete or substitute the stocks that constitute the underlying index or make other methodological changes that could affect the value of the underlying index. STOXX Limited may discontinue or suspend calculation or publication of the underlying index at any time without regard to your interests as holders of the notes.

♦	The U.S. federal tax consequences of an investment in the notes are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid forward contracts. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the notes, possibly retroactively.

If you are a non-U.S. investor, you should review the discussion of withholding tax issues in “United States Federal Tax Considerations—Non-U.S. Holders” below.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples below illustrate the hypothetical payment upon automatic call or at maturity for a $10.00 stated principal amount note with the following assumptions*:

Stated principal amount:	$10.00
Term:	3 years (unless earlier called)
Hypothetical initial underlying values:	EURO STOXX® Banks Index: 70.00 Common stock of Amazon.com, Inc.: $2,500.00 Common stock of Starbucks Corporation: $80.00
Hypothetical downside thresholds:	EURO STOXX® Banks Index: 42.00 (which is 60% of its initial underlying value)
Common stock of Amazon.com, Inc.: $1,500.00 (which is 60% of its initial underlying value)
Common stock of Starbucks Corporation: $48.00 (which is 60% of its initial underlying value)
Hypothetical call return rate:	16.40% per annum
Valuation dates:	Valuation dates will occur annually, beginning one year after issuance, as set forth on page PS-6 in this pricing supplement.

*(i) The hypothetical call return rate per annum does not represent the actual call return rate per annum and (ii) the hypothetical initial underlying values and downside thresholds do not represent the actual initial underlying values and downside thresholds, respectively, applicable to the underlyings.  The actual call return rate, initial underlying values and downside thresholds for the notes are listed on the cover page of this pricing supplement.

Example 1 — The Closing Value of the Least Performing Underlying is Greater Than its Initial Underlying Value on the First Valuation Date; the Notes are Called

Closing values on first valuation date:	EURO STOXX® Banks Index: 77.00 (greater than or equal to its initial underlying value)
Common stock of Amazon.com, Inc.: $3,000.00 (greater than or equal to its initial underlying value)
Common stock of Starbucks Corporation: $84.00 (greater than or equal to its initial underlying value)
Call price (per $10.00 stated principal amount):	$11.64

In this example, on the first valuation date, the underlying return of the EURO STOXX® Banks Index is 10%, the underlying return of the common stock of Amazon.com, Inc. is 20% and the underlying return of the common stock of Starbucks Corporation is 5%.  Because the underlying return of the common stock of Starbucks Corporation is less than the underlying return of the EURO STOXX® Banks Index and the underlying return of the common stock of Amazon.com, Inc. on the first valuation date, the common stock of Starbucks Corporation is the least performing underlying on the first valuation date.  In this example, because the closing value of the least performing underlying is greater than its respective initial underlying value on the first valuation date, the notes would be called on the first valuation date and we would pay you on the applicable call settlement date a total call price of $11.64 per $10.00 stated principal amount (a 16.40% total return on the notes).

Example 2 — The Closing Value of The Least Performing Underlying is Less Than its Initial Underlying Value on Each Valuation Date Prior to the Final Valuation Date but is Greater Than its Downside Threshold on the Final Valuation Date; the Notes are Called

Closing values on first valuation date:	EURO STOXX® Banks Index: 60.00 (less than its initial underlying value)
Common stock of Amazon.com, Inc.: $2,000.00 (less than its initial underlying value)
Common stock of Starbucks Corporation: $70.00 (less than its initial underlying value)
Closing values on second through third valuation dates:	EURO STOXX® Banks Index: each less than its initial underlying value
Common stock of Amazon.com, Inc.: each less than its initial underlying value
Common stock of Starbucks Corporation: each less than its initial underlying value
Closing values on final valuation date:	EURO STOXX® Banks Index: 52.50 (greater than its downside threshold)
Common stock of Amazon.com, Inc.: $3,000.00 (greater than its downside threshold)
Common stock of Starbucks Corporation: $84.00 (greater than its downside threshold)
Call price (per $10.00 stated principal amount):	$10.00 + call return $10.00 + $4.92 $14.92

In this example, the closing value of the least performing underlying on each valuation date prior to the final valuation date is less than its respective initial underlying value, and as a result the notes are not automatically called following any of the valuation dates prior to the final valuation date.  On the final valuation date, the underlying return of the EURO STOXX® Banks Index is -25%, the underlying return of the common stock of Amazon.com, Inc. is 20% and the underlying return of the common stock of Starbucks Corporation is 5%.  As a result, the EURO STOXX® Banks Index is the least performing underlying on the final valuation date.  In this example, because the final underlying value of the least performing underlying is greater than its downside threshold on the final valuation date, the notes are called and we would pay you at maturity a total of $14.92 (the $10.00 stated principal amount plus the call return of 49.20%).

Example 3 — Notes are NOT Called and the Final Underlying Value of the Least Performing Underlying is Less Than Its Downside Threshold on the Final Valuation Date

Closing values on first valuation date:	EURO STOXX® Banks Index: 60.00 (less than its initial underlying value)
Common stock of Amazon.com, Inc.: $2,000.00 (less than its initial underlying value)
Common stock of Starbucks Corporation: $70.00 (less than its initial underlying value)
Closing values on second through third valuation dates:	EURO STOXX® Banks Index: each less than its initial underlying value
Common stock of Amazon.com, Inc.: each less than its initial underlying value
Common stock of Starbucks Corporation: each less than its initial underlying value
Closing values on final valuation date:	EURO STOXX® Banks Index: 56.00 (greater than its downside threshold)
Common stock of Amazon.com, Inc.: $750.00 (less than its downside threshold)
Common stock of Starbucks Corporation: $84.00 (greater than its downside threshold)
Payment at maturity (per $10.00 stated principal amount):	$10.00 + ($10.00 × underlying return of the least performing underlying) $10.00 + (–$7.00) $3.00

In this example, the closing value of the least performing underlying on each valuation date prior to the final valuation date is less than its respective initial underlying value, and as a result the notes are not automatically called following any of the valuation dates prior to the final valuation date.  On the final valuation date, the underlying return of the EURO STOXX® Banks Index is -20%, the underlying return of the common stock of Amazon.com, Inc. is -70% and the underlying return of the common stock of Starbucks Corporation is 5%.  As a result, the common stock of Amazon.com, Inc. is the least performing underlying on the final valuation date.  In this example, because the notes are not called and the final underlying value of the least performing underlying is less than its downside threshold on the final valuation date, you would incur a loss at maturity equal to the full decline of the least performing underlying.  In this scenario, even though one of the underlyings closed above its downside threshold on the final valuation date, your payment at maturity will be based solely on the least performing underlying and you would not benefit from the performance of the other underlyings.

The EURO STOXX® Banks Index

The EURO STOXX® Banks Index includes companies in the banks supersector within the STOXX® Europe 600 Index, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX® Banks Index is calculated and maintained by STOXX Limited. The EURO STOXX® Banks Index is reported by Bloomberg L.P. under the ticker symbol “SX7E.”

The “EURO STOXX® Banks Index” is a trademark of STOXX Limited and has been licensed for use by Citigroup Inc. and its affiliates.  For more information, see “Equity Index Descriptions—The EURO STOXX® Banks Index—License Agreement” in the accompanying underlying supplement.

Please refer to the section “Equity Index Descriptions—The EURO STOXX® Banks Index” in the accompanying underlying supplement for important disclosures regarding the EURO STOXX® Banks Index.

The graph below illustrates the performance of the EURO STOXX® Banks Index from January 4, 2010 to June 8, 2020. The closing value of the EURO STOXX® Banks Index on June 8, 2020 was 70.45. We obtained the closing values of the EURO STOXX® Banks Index from Bloomberg, and we have not participated in the preparation of or verified such information. The historical closing values of the EURO STOXX® Banks Index should not be taken as an indication of future performance and no assurance can be given as to the final underlying value or any future closing value of the EURO STOXX® Banks Index. We cannot give you assurance that the performance of the EURO STOXX® Banks Index will result in a positive return on your initial investment and you could lose a significant portion or all of the stated principal amount at maturity.

The Underlying Shares

Included on the following pages are brief descriptions of the issuers of the underlying shares (each, an “underlying company”). This information has been obtained from publicly available sources, without independent verification. Also included on the following pages are tables for the underlying shares that set forth the high, low and end-of-quarter closing prices of the underlying shares for each quarter in the period shown.  The graphs associated with such tables show the closing prices of the underlying shares for each day such prices were available in that same period.  We obtained the information in the tables and graphs below from Bloomberg L.P., without independent verification.  If certain corporate transactions occurred during the historical periods provided on the following pages, including, but not limited to, spin-offs or mergers, then the closing prices of the underlying shares for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the periods provided on the following pages.  These historical data on the underlying shares are not indicative of the future performance of the underlying shares or what the value of the notes may be. Any historical upward or downward trends in the values of the underlying shares during any period set forth below is not an indication that the prices of the underlying shares are more or less likely to increase or decrease at any time during the term of the notes, and no assurance can be given as to the closing prices of the underlying shares on any valuation date.

The underlying shares are registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuers of the underlying shares with the SEC can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by the issuers of the underlying shares can be located by reference to their SEC file numbers provided below. In addition, information regarding the issuers of the underlying shares may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the notes offered hereby and does not relate to the underlying shares or other securities of the issuers of the underlying shares.  We have derived all disclosures contained in this pricing supplement regarding the issuers of the underlying shares from the publicly available documents described in the preceding paragraph. In connection with the offering of the notes, none of Citigroup Global Markets Holdings Inc., Citigroup Inc., CGMI or UBS has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the underlying shares, such publicly available documents or any other publicly available information regarding the issuers of the underlying shares.

The notes represent obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc. only. The issuers of the underlying shares are not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

None of Citigroup Global Markets Holdings Inc., Citigroup Inc., UBS or any of their respective subsidiaries makes any representation to you as to the performance of the underlying shares.

Amazon.com, Inc.

According to its publicly available filings with the SEC, Amazon.com, Inc. is an online retailer that offers a wide range of products. The company products include books, music, videotapes, computers, electronics, home and garden, and numerous other products.  Information provided to or filed with the SEC by Amazon.com, Inc. pursuant to the Exchange Act can be located by reference to the SEC file number 000-22513. The common stock of Amazon.com, Inc., par value $0.01 per share (Bloomberg ticker: AMZN), is listed on the Nasdaq Global Select Market.

Historical Information Regarding the Common Stock of Amazon.com, Inc.

The following table sets forth, for each of the quarterly periods indicated, the high and low closing values and dividends paid on one share of the common stock of Amazon.com, Inc. from January 4, 2010 through June 8, 2020. The closing value of one share of the common stock of Amazon.com, Inc. on June 8, 2020 was $2,524.06. We obtained the closing values and other information below from Bloomberg, L.P., without independent verification. The closing values and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the value of the common stock of Amazon.com, Inc. has experienced significant fluctuations. The historical performance of the common stock of Amazon.com, Inc. should not be taken as an indication of future performance, and no assurance can be given as to the closing values of one share of the common stock of Amazon.com, Inc. during the term of the notes. We cannot give you assurance that the performance of the common stock of Amazon.com, Inc. will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Amazon.com, Inc. will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Amazon.com, Inc.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/04/10	03/31/10	$136.55	$116.00	$0.00000
04/01/10	06/30/10	$150.09	$108.61	$0.00000
07/01/10	09/30/10	$160.73	$109.14	$0.00000
10/01/10	12/31/10	$184.76	$153.03	$0.00000
01/03/11	03/31/11	$191.25	$160.97	$0.00000
04/01/11	06/30/11	$206.07	$178.34	$0.00000
07/01/11	09/30/11	$241.69	$177.79	$0.00000
10/03/11	12/30/11	$246.71	$173.10	$0.00000
01/03/12	03/30/12	$205.44	$175.93	$0.00000
04/02/12	06/29/12	$231.90	$185.50	$0.00000
07/02/12	09/28/12	$261.68	$215.36	$0.00000
10/01/12	12/31/12	$261.50	$220.64	$0.00000
01/02/13	03/28/13	$283.99	$253.39	$0.00000
04/01/13	06/28/13	$281.76	$248.23	$0.00000
07/01/13	09/30/13	$318.12	$280.93	$0.00000
10/01/13	12/31/13	$404.39	$298.23	$0.00000
01/02/14	03/31/14	$407.05	$336.52	$0.00000
04/01/14	06/30/14	$342.99	$288.32	$0.00000
07/01/14	09/30/14	$360.84	$307.06	$0.00000
10/01/14	12/31/14	$338.64	$287.06	$0.00000
01/02/15	03/31/15	$387.83	$286.95	$0.00000
04/01/15	06/30/15	$445.99	$370.255	$0.00000
07/01/15	09/30/15	$548.39	$429.70	$0.00000
10/01/15	12/31/15	$693.97	$520.72	$0.00000
01/04/16	03/31/16	$636.99	$482.07	$0.00000
04/01/16	06/30/16	$728.24	$586.14	$0.00000
07/01/16	09/30/16	$837.31	$725.68	$0.00000
10/03/16	12/30/16	$844.36	$719.07	$0.00000
01/03/17	03/31/17	$886.54	$753.67	$0.00000
04/03/17	06/30/17	$1,011.34	$884.67	$0.00000
07/03/17	09/29/17	$1,052.80	$938.60	$0.00000
10/02/17	12/29/17	$1,195.83	$957.10	$0.00000
01/02/18	03/29/18	$1,598.39	$1,189.01	$0.00000
04/02/18	06/29/18	$1,750.08	$1,371.99	$0.00000

07/02/18	09/28/18	$2,039.51	$1,693.96	$0.00000
10/01/18	12/31/18	$2,004.36	$1,343.96	$0.00000
01/02/19	03/29/19	$1,819.26	$1,500.28	$0.00000
04/01/19	06/28/19	$1,962.46	$1,692.69	$0.00000
07/01/19	09/30/19	$2,020.99	$1,725.45	$0.00000
10/01/19	12/31/19	$1,869.80	$1,705.51	$0.00000
01/02/20	03/31/20	$2,170.22	$1,676.61	$0.00000
04/01/20	06/08/20*	$2,524.06	$1,906.59	$0.00000
*As of the date of this pricing supplement, available information for the second calendar quarter of 2020 includes data for the period from January 2, 2020 through June 8, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2020.

The graph below illustrates the daily performance of the common stock of Amazon.com, Inc. from January 4, 2010 through June 8, 2020, based on information from Bloomberg, L.P., without independent verification.

Past performance of the common stock of Amazon.com, Inc. is not indicative of the future performance of the common stock of Amazon.com, Inc.

Common Stock of Amazon.com, Inc. Closing Values
January 4, 2010 to June 8, 2020

Starbucks Corporation

According to its publicly available filings with the SEC, Starbucks Corporation retails, roasts, and provides its own brand of specialty coffee. The company operates retail locations worldwide and sells whole bean coffees through its sales group, direct response business, supermarkets, and on the world wide web. Starbucks Corporation also produces and sells bottled coffee drinks and a line of ice creams. Information provided to or filed with the SEC by Starbucks Corporation pursuant to the Exchange Act can be located by reference to the SEC file number 000-20322. The common stock of Starbucks Corporation, par value $0.001 per share (Bloomberg ticker: SBUX), is listed on the Nasdaq Global Select Market.

Historical Information Regarding the Common Stock of Starbucks Corporation

The following table sets forth, for each of the quarterly periods indicated, the high and low closing values and dividends paid on one share of the common stock of Starbucks Corporation from January 4, 2010 through June 8, 2020. The closing value of one share of the common stock of Starbucks Corporation on June 8, 2020 was $83.56. We obtained the closing values and other information below from Bloomberg, L.P., without independent verification. The closing values and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the value of the common stock of Starbucks Corporation has experienced significant fluctuations. The historical performance of the common stock of Starbucks Corporation should not be taken as an indication of future performance, and no assurance can be given as to the closing values of one share of the common stock of Starbucks Corporation during the term of the notes. We cannot give you assurance that the performance of the common stock of Starbucks Corporation will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Starbucks Corporation will pay in the future. In any event, as an investor in the notes, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Starbucks Corporation.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Dividends
01/04/10	03/31/10	$12.78	$10.85	$0.00000
04/01/10	06/30/10	$14.06	$12.12	$0.05000
07/01/10	09/30/10	$13.14	$11.43	$0.06500
10/01/10	12/31/10	$16.47	$12.85	$0.06500
01/03/11	03/31/11	$18.99	$15.77	$0.06500
04/01/11	06/30/11	$19.75	$17.43	$0.06500
07/01/11	09/30/11	$20.58	$17.03	$0.06500
10/03/11	12/30/11	$23.23	$18.10	$0.08500
01/03/12	03/30/12	$28.13	$22.67	$0.08500
04/02/12	06/29/12	$30.84	$25.64	$0.08500
07/02/12	09/28/12	$27.10	$21.58	$0.08500
10/01/12	12/31/12	$27.29	$22.49	$0.10500
01/02/13	03/28/13	$29.34	$26.61	$0.10500
04/01/13	06/28/13	$33.55	$28.44	$0.10500
07/01/13	09/30/13	$38.67	$33.12	$0.10500
10/01/13	12/31/13	$41.00	$37.64	$0.13000
01/02/14	03/31/14	$39.02	$34.49	$0.13000
04/01/14	06/30/14	$39.06	$34.36	$0.13000
07/01/14	09/30/14	$40.23	$36.98	$0.13000
10/01/14	12/31/14	$41.90	$36.10	$0.16000
01/02/15	03/31/15	$48.96	$39.62	$0.16000
04/01/15	06/30/15	$54.62	$46.51	$0.16000
07/01/15	09/30/15	$59.01	$50.34	$0.16000
10/01/15	12/31/15	$63.51	$57.48	$0.20000
01/04/16	03/31/16	$61.40	$54.14	$0.20000
04/01/16	06/30/16	$61.17	$53.69	$0.20000
07/01/16	09/30/16	$58.31	$53.01	$0.20000
10/03/16	12/30/16	$59.31	$51.77	$0.25000
01/03/17	03/31/17	$58.70	$53.87	$0.25000
04/03/17	06/30/17	$64.57	$57.51	$0.25000
07/03/17	09/29/17	$59.50	$52.70	$0.25000
10/02/17	12/29/17	$59.70	$53.81	$0.30000
01/02/18	03/29/18	$61.69	$53.77	$0.30000

04/02/18	06/29/18	$59.83	$48.54	$0.30000
07/02/18	09/28/18	$57.45	$48.61	$0.36000
10/01/18	12/31/18	$68.72	$54.86	$0.36000
01/02/19	03/29/19	$74.34	$61.53	$0.36000
04/01/19	06/28/19	$84.69	$73.96	$0.36000
07/01/19	09/30/19	$99.11	$84.55	$0.36000
10/01/19	12/31/19	$88.78	$81.77	$0.41000
01/02/20	03/31/20	$93.75	$56.33	$0.41000
04/01/20	06/08/20*	$83.56	$62.62	$0.41000
*As of the date of this pricing supplement, available information for the second calendar quarter of 2020 includes data for the period from January 2, 2020 through June 8, 2020. Accordingly, the “Quarterly High,” “Quarterly Low” data indicated are for this shortened period only and do not reflect complete data for the second calendar quarter of 2020.

The graph below illustrates the daily performance of the common stock of Starbucks Corporation from January 4, 2010 through June 8, 2020, based on information from Bloomberg, L.P., without independent verification.

Past performance of the common stock of Starbucks Corporation is not indicative of the future performance of the common stock of Starbucks Corporation

Common Stock of Starbucks Corporation Closing Values
January 4, 2010 to June 8, 2020

Correlation of the Underlyings

The following graph sets forth the historical performances of the EURO STOXX® Banks Index, the common stock of Amazon.com, Inc. and the common stock of Starbucks Corporation from January 4, 2010 through June 8, 2020, based on the daily closing values of the underlyings.  For comparison purposes, each underlying has been normalized to have a closing value of 100.00 on January 4, 2010 by dividing the closing value of that underlying on each day by the closing value of that underlying on January 4, 2010 and multiplying by 100.00.

We obtained the closing values used to determine the normalized closing values set forth below from Bloomberg, without independent verification. Historical performance of the underlyings should not be taken as an indication of future performance. Future performance of the underlyings may differ significantly from historical performance, and no assurance can be given as to the closing values of the underlyings during the term of the notes, including on any valuation date.  Moreover, any historical correlation among the underlyings is not indicative of the degree of correlation among the underlyings, if any, over the term of the notes.

PAST PERFORMANCE AND CORRELATION AMONG THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE PERFORMANCE OR CORRELATION

Correlation is a measure of the extent to which three underlyings tend to increase or decrease at similar times and by similar magnitudes over a given time period.  The closer the relationship of the returns of three underlyings over a given period, the more correlated those underlyings are.  Conversely, the less closely related the returns of three underlyings, the less correlated those underlyings are.  The three underlyings may also be inversely correlated, which means that they tend to move in opposite directions from one another.  The graph above illustrates the historical performance of each underlying relative to the others over the time period shown and provides an indication of how close the performance of each underlying has historically been to the other underlyings.  However, the graph does not provide a precise measure of correlation and there may be relevant aspects of the historical correlation among the underlyings that cannot be discerned from the graph.  Furthermore, regardless of the degree of correlation among the underlyings in the past, past correlation is not indicative of future correlation, and it is possible that the underlyings will exhibit significantly lower correlation in the future than they did in the past.  We cannot predict the relationship among the underlyings over the term of the notes. For additional information, see “Summary Risk Factors—You will be subject to risks relating to the relationship among the underlyings.”

The lower (or more negative) the correlation among the underlyings, the less likely it is that the underlyings will move in the same direction at the same time and, therefore, the greater the potential for one of the underlyings to close below its initial underlying value or downside threshold on any valuation date or the final valuation date, respectively.  This is because the less correlated the underlyings are, the greater the likelihood that at least one of the underlyings will decrease in value. However, even if the underlyings have a higher correlation, one or all of the underlyings might close below its initial underlying value or downside threshold on any valuation date or the final valuation date, respectively, as all of the underlyings may decrease in value together.

The terms of the notes are set, in part, based on expectations about the correlation among the underlyings as of the strike date.  If expectations about the correlation among the underlyings change over the term of the notes, the value of the notes may be adversely affected, and if the actual correlation among the underlyings proves to be lower than initially expected, the notes may prove to be riskier than expected on the strike date.  The correlation referenced in setting the terms of the notes is calculated using CGMI’s proprietary derivative-pricing model and is not derived from the returns of the underlyings over the period set forth in the graph above.  In addition, factors and inputs other than correlation impact how the terms of the notes are set and the performance of the notes.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, a note should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.

•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the notes. An alternative characterization of the notes could materially and adversely affect the tax consequences of ownership and disposition of the notes, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions below and in “United States Federal Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one.  Based on the terms of the notes and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).  However, the final determination regarding the treatment of the notes under Section 871(m) will be made as of the pricing date for the notes, and it is possible that the notes will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the lead agent for the sale of the notes, will receive an underwriting discount of $0.09 for any note sold in this offering.  UBS, as agent for sales of the notes, expects to purchase from CGMI, and CGMI expects to sell to UBS, all of the notes sold in this offering for $9.91 per note.  UBS proposes to offer the notes to the public at a price of $10.00 per note.  UBS will receive an underwriting discount of $0.09 for each note it sells to the public.  The underwriting discount will be received by UBS and its financial advisors collectively.  If all of the notes are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.  For the avoidance of doubt, the underwriting discount will not be rebated if the notes are automatically called prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the notes, either directly or indirectly, without the prior written consent of the client.

Secondary market sales of securities typically settle two business days after the date on which the parties agree to the sale. Because the settlement date for the notes is more than two business days after the trade date, investors who wish to sell the notes at any time prior to the second business day preceding the settlement date will be required to specify an alternative settlement date for the secondary market sale to prevent a failed settlement. Investors should consult their own investment advisors in this regard.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the notes will be used to hedge our obligations under the notes. We expect to hedge our obligations under the notes through CGMI or other of our affiliates.  It is expected that CGMI or such other affiliates may profit from such expected hedging activity even if the value of the notes declines.  This hedging activity could affect the closing values of the underlyings and, therefore, the value of and your return on the notes.  For additional information on the ways in which our counterparties may hedge our obligations under the notes, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Certain Selling Restrictions

Prohibition of Sales to EEA Retail Investors

The notes may not be offered, sold or otherwise made available to any retail investor in the European Economic Area.  For the purposes of this provision:

(a)	the expression “retail investor” means a person who is one (or more) of the following:

(i)	a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii)	a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii)	not a qualified investor as defined in Directive 2003/71/EC; and

(b)	the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the notes offered so as to enable an investor to decide to purchase or subscribe the notes.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the trade date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the trade date.

During a temporary adjustment period immediately following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately three months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the notes and other factors that cannot be predicted.  However, CGMI is not obligated to buy the notes from investors at any time.  See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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